Exhibit 4.3
FIRST AMENDMENT TO
PROMISSORY NOTE
BETWEEN
FLINT TELECOM GROUP, INC. AND
CHINA VOICE HOLDING CORP.

This FIRST AMENDMENT is to add and modify certain terms and conditions to that certain Promissory Note (the “Note”) by and between Flint Telecom Group, Inc., a Nevada Corporation (“Flint”) and China Voice Holding Corp., a Nevada Corporation (“CHVC”) dated January 29, 2009.

Unless otherwise indicated, terms used herein that are defined in the Note shall have the same meanings herein as in the Note.

The parties hereto agree to add the following language to the end of Section 2(a) of the Note:

“A portion equal to one million dollars (USD$1,000,000) of the balance due on the Note shall be paid by Maker through a payment of seven hundred twenty one thousand pound sterling (GBP£721,000) on or before December 31, 2010, regardless of whether the U.S. dollar strengthens or weakens in relation to the GBP pound sterling during the term of the Note and whether there is therefore a foreign currency translation gain or loss for either party.”

Except as herein modified, all the terms and conditions of the above referenced Note shall remain in full force and effect.  In the event of any conflict between the Amendment and the Note, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of the Amendment on the day, month and year first written above.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first written above.

FLINT TELECOM GROUP, INC.	CHINA VOICE HOLDING CORP.
/s/ Vincent Browne	/s/ Bill Burbank
By: Vincent Browne	By: Bill Burbank
Its: CEO	Its: President
Date: March 16, 2009	Date: March 16, 2009